As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-186068

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT 1 to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TWENTYFOUR/SEVEN VENTURES, INC.

(Exact name of registrant as specified in its charter)

Colorado	7389	20-8594615
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

132 W. 11th Avenue

Denver, Colorado 80204

Telephone: (720) 266-6996

(Address and telephone number of registrant's

principal executive offices)

Robert M. Copley, Jr.

132 W 11th Ave

Denver, Colorado 80204

Telephone: (720) 266-6996

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

J.M. Walker & Associates

Attorneys At Law

7841 S. Garfield Way

Centennial, Colorado

Telephone: (303) 850-7637

Facsimile: (303) 482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]

Calculation of Registration Fee

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFER PRICE	AMOUNT OF REGISTRATION FEE
Common Stock (1)	1,900,000	$.015	$28,500	$3.89
Total	1,900,000	$.015	$28,500	$3.89

(1)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO COMPLETION AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus                         Dated April 26, 2013

Twentyfour/seven Ventures, Inc.

1,900,000 Common Shares on behalf of Selling Shareholders

At $0.015 Per Common Share

We are registering 1,900,000 common shares for sale by selling security holders.  We will not receive any cash or other proceeds in connection with the subsequent sale by the selling security holders.

The 1,900,000 common shares being registered in this prospectus may be offered and sold directly by the selling security holders.  The selling security holders must sell at a fixed price of $0.015 until our common shares are quoted on a market or securities exchange.  Thereafter, the selling security holders may sell at prevailing prices or privately negotiated prices.  Brokers or dealers effecting transactions in these common shares should confirm that the common shares are registered under applicable state law or that an exemption from registration is available.

The offering will commence on the effective date of this prospectus and will terminate on or before April 30, 2014.  In our sole discretion, we may terminate the offering before all of the common shares are sold.

There is no market for our securities.  Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced company reporting requirements.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 IN THIS PROSPECTUS.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 8 and the financial statements.

General

The registrant was incorporated under the laws of the State of Colorado in March 2007.

Operations

The registrant is a bail bonds provider.  Its principal activity is providing bail bonding, primarily for individuals charged with smaller crimes, ranging from $1,000 to $10,000.

Common Shares

Outstanding prior

to the Offering

10,000,000

Sales by Selling

Security Holders

We are registering common shares on behalf of selling security holders in this prospectus.  The selling security holders must sell their common shares at a fixed price of $0.015 until our common shares are quoted on a market or securities exchange.  Thereafter, the selling security holders may sell at prevailing prices or privately negotiated prices.

We will not receive any cash or other proceeds in connection with the subsequent sales.  We are not selling any common shares on behalf of selling security holders and have no control or effect on the selling security holders.

Termination of the

  Offering

The offering will commence on the effective date of this prospectus and will terminate on or before April 30, 2014.  In management’s sole discretion, we may terminate the offering before all of the common shares are sold.

Market for our common

 stock

Our common stock is not quoted on a market or securities exchange.  We cannot provide any assurance that an active market in our common stock will develop.  We intend to quote our common shares on a market or securities exchange.

Use of proceeds

We will not receive any proceeds from the resale of common shares by the selling security holders for shares currently outstanding.

RISK FACTORS

Our business is subject to numerous risk factors, including the following.

1.  We cannot offer any assurance as to our future financial results.

We were incorporated in March 2007 for the original purpose of pursuing a business combination.  In October 2009, we purchased A Alpha Bail Bonds LLC to effect a reorganization.  Our principal activity is providing bail bonding, primarily for individuals charged with traffic offenses, domestic disputes, minor drug offenses and crimes emanating there from, including forgery, petty theft, burglary and similar crimes ranging from $1,000 to $10,000.  There is no assurance that we will be able to generate revenues in the future that will be sufficient for us to become profitable.  There can be no assurance that we will ever achieve profitability.

We do not have a profitable operating history, and as a result, there is a high level of risk in investing in our company.  There is a potential absence of liquidity since there is currently no established public trading market for our securities and an active trading market in our securities may not develop or, even if it is developed, may not be sustained.

2. If we lose the services of any of our key personnel, we may not be able to operate our business as effectively.

Our success depends on its management team and other key personnel, the loss of any of whom could affect its business operations.  Our future success will depend in substantial part on the continued service of its senior management.

The registrant does not carry key person life insurance in respect to any of its officers or employees.  Our future success will also depend on our continued ability to attract, retain and motivate key staff.  The company cannot assure that it will be able to retain its key personnel or that it will be able to attract, assimilate or retain qualified personnel in the future.

3.  Future regulations may negatively affect our profitability and our ability to continue operations.

There is no assurance that future regulatory, judicial and legislative changes will not have a materially adverse effect on our business or those regulators or third parties will not raise material issues with regard to the company’s business or operation, or our compliance or non-compliance with applicable regulations.  Furthermore, any changes in applicable laws or regulations may have a materially adverse effect on the registrant.

4.  There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

There is no assurance that a market will develop in the future or, if developed, that it will continue.  In the absence of a public trading market, an investor may be unable to liquidate his investment in our company.

5.  If our application to trade our common stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share.  This can adversely affect its liquidity.

We intend to use a broker or dealer to file an application to trade our common stock on the OTCBB.  If this application is approved, of which there can be no assurance, it is anticipated that our common stock will be considered a penny stock and will continue to be considered a penny stock so long as it trades below $5.00 per share.  As a result, trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, brokers and dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker or dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few brokers or dealers are likely to undertake these compliance activities.  Price fluctuations and the lack of a liquid market make trading in penny stocks a riskier investment.

6.  Our offering price is arbitrary and bears no relationship to our assets, earning, or book value.

There is no present public trading market for the Company’s common shares and the price at which the shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  There can be no assurance that the offering price bears any relation to the current fair market value of the common stock.

7.  Our cash flows from operations may become insufficient to pay our operating expenses.

We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and dividend at any particular level, if at all.  As we continue to raise proceeds from this offering, the sufficiency of cash flow to fund future dividend payments with respect to an increased number of outstanding shares will depend on the pace at which we are able to generate profits.

8.  We may be unsuccessful in implementing required internal controls over financial reporting.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.  Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting.  We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC.  To comply with the requirements of being a public company, we will need to create information technology systems, implement financial and management controls, reporting systems and procedures and contract additional accounting, finance and legal staff.

Our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

Any failure to develop or maintain effective controls, or any difficulties encountered in our implementation of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.  Ineffective internal controls could cause investors to lose confidence in our reported financial information.

9. We may sell additional securities of the registrant in the future, which may dilute the value of your common shares.

The registrant may issue equity and debt securities in the future.  These issuances and any sales of additional securities may have a depressive effect upon the market price of the registrant’s common shares and investors in this offering.  There is no guarantee that shares sold will maintain the same value as when they were purchased.

10.  We may have insufficient investors, resulting in the suspension of our reporting obligations.

It is likely that we will have less than three hundred record holders at the end of our next fiscal year and at the conclusion of the offering.  As such, there is a significant risk that our reporting obligations under Section 15(d) of the Securities Exchanges Act will be suspended under that section and that we will not be required to provide periodic reports following the Form 10-K that will be required for the fiscal year in which our registration statement becomes effective.  As a result, it is possible that quarterly information regarding our financial position will not be available to potential investors.

11.  We are not registering a class of securities under Section 12 of the Securities Exchange Act.  As such, we will have different reporting requirements under Section 15(d) than we would under Section 12.

We will not be a fully reporting company and will only comply with the limited reporting requirements imposed on Section 15(d) filers.  Section 15(d) filers are not required to send or gather proxy statements from shareholders, nor are they required to file ownership forms.  As a result, it is possible that you may not be informed of company actions as you would for a Section 12 filer.

12. We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our results of operations.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements.  These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules implemented by the Securities and Exchange Commission and other applicable securities or exchange-related rules and regulations.  In addition, our management team will also have to adapt to the requirements of being a public company.  We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services.  Additionally, if these requirements divert our management’s attention from other business concerns, our results of operations could be adversely affected.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved.  We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period.

13. We are an “emerging growth company” and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  However, we are choosing to opt out of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.  Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  We have made the forward-looking statements with management’s best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law.  Therefore, the actual experience of the registrant, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by the registrant, or any other person, that we will realize these estimates and projections, and actual results may vary materially.  We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

This prospectus relates to registration of 1,900,000 common shares for sale by selling security holders.

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the over-the-counter market.  We do not yet have a market maker who has agreed to file such application.

The Offering

This prospectus relates to the resale of 1,900,000 common shares by the selling security holders.  The offering will commence immediately upon the effective date of this prospectus.

The selling security holders will sell their common shares at $0.015 per common share until our common shares are quoted on a market or securities exchange.  Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

If the selling security holders engage in short selling activities, they must comply with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

Pursuant to Regulation M of the Securities Act, the selling security holders will not, directly or indirectly, bid for, purchase, or attempt to induce any person to bid for or purchase their common shares during the offering except for offers to sell or the solicitation of offers to buy and unsolicited purchases that are not affected from or through a broker or dealer, on a securities exchange or through an inter-dealer quotation system or electronic communications network.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.

The 1,900,000 common shares offered by the selling security holders may be sold without limitation by one or more of the following methods:

Ordinary brokerage transactions and transactions in which the broker solicits purchases; and face-to-face transactions between sellers and purchasers without a broker-dealer.  In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate.  None of the selling security holders is a broker-dealer or a broker-dealer affiliate.

The selling security holder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering.  The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.  We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.  The distribution of the shares may be effected in one or more of the following methods:

  (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  (b) privately negotiated transactions;

  (c) market sales (both long and short to the extent permitted under the federal securities laws);

  (d) at the market to or through market makers or into an existing market for the shares;

  (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

  (f) a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the common shares at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The security holders and any broker-dealers or agents that participate with the security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act

Selling Security Holders

The table below sets forth information with respect to the resale of common shares by the selling security holders.  We will not receive any proceeds from the resale of common shares by the selling security holders for shares currently outstanding.

Pursuant to this prospectus, the registrant shall register 1,900,000 common shares for the accounts of current shareholders.

Name	# of Common Shares Being Registered	Total Shares Owned	% of Ownership	% After Offering
Interwest (1)	400,000	400,000	4.00%	0%
Twentyfour/seven Consulting, LLC (2)	400,000	400,000	4.00%	0%
David Abrahams	10,000	10,000	0.10%	0%

Daniel Apodaca	10,000	10,000	0.10%	0%
Jose Apodaca	10,000	10,000	0.10%	0%
Loretta Apodaca	10,000	10,000	0.10%	0%
April Bell	10,000	10,000	0.10%	0%
Shana Clarke	10,000	10,000	0.10%	0%
Kenneth Clutter	260,000	260,000	2.60%	0%
Scott Gabriele	10,000	10,000	0.10%	0%
Louis Gallegos III	10,000	10,000	0.10%	0%
Louis Gallegos, Jr.	50,000	50,000	0.50%	0%
Shelley McMillan	10,000	10,000	0.10%	0%
Leslie Partners LLC (3)	10,000	10,000	0.10%	0%
Sharon Tozzie	10,000	10,000	0.10%	0%
Steve Pinsky	10,000	10,000	0.10%	0%
Gary Roxbury	10,000	10,000	0.10%	0%
Lori Roxbury	10,000	10,000	0.10%	0%
Sharon Lesko	10,000	10,000	0.10%	0%
Edward Wisniewski	10,000	10,000	0.10%	0%
Polly Wisniewski	10,000	10,000	0.10%	0%
Stuart Sandler	10,000	10,000	0.10%	0%
Deborah Harmon	10,000	10,000	0.10%	0%

Shawn Munns	10,000	10,000	0.10%	0%
Roger Venables	10,000	10,000	0.10%	0%
Cosimo Crafa	10,000	10,000	0.10%	0%
Charles Osborne	10,000	10,000	0.10%	0%
Sylvia Segura	10,000	10,000	0.10%	0%
Margaret Dellatore	10,000	10,000	0.10%	0%
Janet Nelson-Williams	10,000	10,000	0.10%	0%
Susan Gordon	10,000	10,000	0.10%	0%
Karen White	10,000	10,000	0.10%	0%
Jana Lloyd	10,000	10,000	0.10%	0%
Brian Sharp	10,000	10,000	0.10%	0%
Michael Venables	10,000	10,000	0.10%	0%
Scott Young	10,000	10,000	0.10%	0%
Robert Dowd	10,000	10,000	0.10%	0%
Robert Padilla	10,000	10,000	0.10%	0%
Jackie Taylor	10,000	10,000	0.10%	0%
Lloyd Consulting (4)	250,000	250,000	2.50%	0%
Rene Cook	10,000	10,000	0.10%	0%
Dicksie Copley	10,000	10,000	0.10%	0%
Roy Jones, Jr.	10,000	10,000	0.10%	0%
Jenny Negron-Narvaez	10,000	10,000	0.10%	0%
Tabitha Shackleton	10,000	10,000	0.10%	0%
Carlotta Turner	10,000	10,000	0.10%	0%
Rueben Vargas	10,000	10,000	0.10%	0%
Antoni Venables	110,000	110,000	1.10%	0%
William Leslie IV	10,000	10,000	0.10%	0%
All Owners as a Group (49 Owners)	1,900,000	1,900,000	19.0%	0%

(1)

Controlled by Frank Ficarra, the father of Danielle Abrahams, a director.

(2)

A separate entity controlled by Janet Nelson-Williams, a non-affiliate

(3)

Controlled by Patricia Leslie, a non-affiliate

(4)

Controlled by Jana Lloyd, a non-affiliate

Brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated.  Brokers and dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.

The selling security holder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

As a result of these shares being registered under the Securities Act, selling security holders who subsequently resell the shares to the public themselves may be deemed to be underwriters with respect to the common shares for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact.  We have agreed to indemnify the selling security holders regarding such liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering.  The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.  We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

Penny Stock

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a “penny stock” because the price of our common stock, when listed, will be below $5.00 per share.  As a result, our common stock will be subject to the "penny stock" rules and regulations.  Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock.  These regulations require broker-dealers to:

Make a suitability determination prior to selling penny stock to the purchaser;

  -  Receive the purchaser’s written consent to the transaction; and

  -  Provide certain written disclosures to the purchaser.

DESCRIPTION OF BUSINESS

The registrant was incorporated under the laws of the State of Colorado in March 20 07 under the name Twentyfour/seven Ventures, Inc.  On October 1, 2009, we purchased A Alpha Bail Bonds, LLC, a Colorado Limited Liability Company and a wholly owned subsidiary of the registrant.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.  We are not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose.  Neither the registrant, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Operations:

Twentyfour/seven Ventures, Inc. provides bail bonding, primarily for individuals charged with traffic offenses, domestic disputes, minor drug offenses and crimes emanating there from, including forgery, petty theft, burglary and similar crimes ranging from $1,000 to $10,000.  While the registrant will provide bail bonds for individuals charged with major felonies, such as armed robbery, murder, and rape, such individuals are rarely able to post the high bonds imposed for such crimes, due to stringent collateral requirements.

The bail surety industry has a continuous, steady flow of clientele.  As the population increases, the bail surety industry continues to grow.  Since 2000, based on management’s experience, there has been a consistent upwards trend in bail bonds written in the State of Colorado.  While there is no one agency that keeps figures on the amount of bail surety written in the State of Colorado, management is of the opinion that as the population increases so does the number of offenders arrested and who become candidates for our services.  The registrant anticipates that its revenues will increase exponentially due to the increasing demand for bail bonds and its streamlining of operations within the next calendar year.

The registrant had established an agency agreement with International Fidelity Insurance Company, which was in the name of Frank Ficarra, a shareholder of the registrant.  Under this agreement, International Fidelity Insurance would receive a fee of 1.8% of the face amount of any bond written by the registrant.  This agreement ended on February 28, 2013, as a result of International Fidelity Insurance withdrawing from Colorado.

On February 4, 2013, the registrant entered into an agency agreement with Bankers Insurance Company.  Under this agreement, Bankers Insurance would receive 1.5% of the penal liability of each bond.   The registrant can secure applications for, issue and deliver bail bonds worth up to $100,000.   Bankers Insurance provides insurance for each bond sold, and reserves the right to cancel any bond if deemed necessary by Bankers Insurance.  Bankers Insurance must inform the registrant of any cancellation.  The registrant assumes all liability on any bond issued.

The registrant is required by insurance company regulations to place 1% of the face amount of any bond written into a cash reserve account, called a “buildup fund”, as a hedge against potential bond forfeitures. The cash deposited into the buildup fund on any given bond may be released to the registrant upon bond release by a court, or after the passing of a statutory time frame, generally 36 months.

During a typical bail bond arrangement, the court sets a bail amount based on the charge.  The registrant provides that amount to the court in order for the defendant to be released from jail.  We charge a percentage based on the amount of the bond, and part of that percentage of the bond goes into a build-up fund, which covers bond forfeitures.  The remaining amount is split between the registrant and the agent posting the bond.  A fee distribution schedule has been provided with this registration statement as Exhibit 99.

Competition:

The registrant competes with numerous other small bail bonding companies in the Denver metropolitan area, typically run by one or two persons, family owned and operated, none of whom control any significant share of the market.  The registrant estimates that it presently has approximately one-two percent of the market share based on the many years of experience possessed by the main principal in this industry.

Our competition generally includes local bail bonds companies such as:

-

All Pro Bail Bonds

-

Details Investigations Bail Bonds

-

Denver Bail Bonds

-

Denver All Pro Bail Bonds

Operating Strategy:

The registrant intends to expand its services by purchasing small bail surety businesses, offering security guard and other security services and insurance and training for security officers and bail bond licensing agents.

The registrant also intends to acquire related businesses which will complement the current bail bonding business.  Acquisition targets include existing bail bonding companies, bail enforcement companies, security companies, and an insurance underwriting business to supplement the writing of surety bonds, title insurance, performance bonds, guarantee bonds and similar bonds.  The registrant is presently evaluating several such businesses in the Denver metropolitan area as potential merger or acquisition candidates, and anticipates expanding its acquisition strategy to metropolitan areas in the states of Arizona, New Mexico and California.

The successful acquisition of related, complimentary businesses is expected to increase profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts.

Management of the registrant will seek out and evaluate related, complimentary businesses for acquisition.  The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure that it meets with Management’s standards.  Once a company has been targeted as a potential acquisition candidate, the registrant will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location, lease parking, etc.

Marketing Strategy:

Due to the nature of the bail surety industry, marketing efforts are primarily through yellow page advertising, billboards, other fixed advertising near jails, and word-of-mouth from former clients.  Such methods are presently utilized by the registrant and have proven to be effective in marketing the services of the registrant to potential clientele.

Employees:

The registrant has twelve agents that are independent contractors, paid on a commission basis on the bonds they post.  As of April 26, 2013, the registrant employs one person, who handles much of the administrative paperwork between the registrant and the respective county and municipal courts that the registrant deals with on a daily basis.

Properties:

Our headquarters are located at 132 W. 11th Avenue, Denver Colorado 80204.  This space consists of approximately 750 square feet of office space and is leased through the property owner, Charles Onofrio, Esquire, at a monthly rental rate of $700.00.  We believe that this location will meet our requirements for the foreseeable future.

USE OF PROCEEDS

The registrant will not be receiving any proceeds, as the common shares being registered are already outstanding and held by our selling shareholders in this offering.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. The selling shareholders are offering the common shares at a price of $0.015 per common share. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share.  The price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The offering price was determined arbitrarily based on a determination by the board of directors of the price at which they believe investors would be willing to purchase the shares.  Additional factors that were included in determining the offering price are the lack of liquidity resulting from the fact that there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

DILUTION

No additional shares are being sold in this offering, and all shares being registered are outstanding and held by selling shareholders.  As such, shares outstanding will not be diluted by this offering.

Further Dilution

The registrant may issue equity and debt securities in the future.  These issuances and any sales of additional common shares may have a depressive effect upon the market price of the registrant’s common shares and investors in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.

Instead, we will retain any earnings for use in our business.  This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our cash balance is $ 24,579 as of December 31, 2012 .  We believe that our cash balance will be sufficient to fund our operations for the fiscal year ended December 31, 2013 .

At the present time, we have not made any arrangements to raise additional cash.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

For the year ended December 31, 2012, we spent $2,115 on fixed asset purchases and $41,294 in restricted cash reserves.  As a result, we had net cash used for investing activities of $42,409 for the year ended December 31, 2012.

For the year ended December 31, 2011, we spent $37,268 in restricted cash reserves, resulting in net cash used for investing activities of $37,268 for the year ended December 31, 2011.

For the year ended December 31, 2012, we received $2,570 from related party payables and $50,000 from notes payable – borrowings.  As a result, we had net cash provided by financing activities of $52,570 for the year ended December 31, 2012.

For the years ended December 31, 2011, we did not pursue any financing activities.

Results of Operations

For the year ended December 31, 2012, we received revenues of $475,952.  Our cost of sales was $306,076, resulting in a gross profit of $169,876.  We had amortization and depreciation expenses of $2,609 and general and administrative expenses of $169,595.  We had interest expense of $3,644 and paid income taxes of $1,210.  As a result, we had net loss of $7,182 for the year ended December 31, 2012.

Comparatively, for the year ended December 31, 2011, we received revenues of $256,454.  Our cost of sales was $152,721, resulting in a gross profit of $103,733.  We had amortization and depreciation expenses of $3,035 and general and administrative expenses of $93,429.  We had interest expenses of $2,000.  As a result, we had net income of $5,269 for the year ended December 31, 2011.

The $12,451 difference in net income between the years ended December 31, 2012 and 2011 is due primarily to increased general and administrative expenses, which escalated in 2012 due to increased operations and as a result of registering shares for sale by the selling shareholders.

We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Off-Balance Sheet Arrangements

The registrant had no material off-balance sheet arrangements as of December 31, 2012.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses and the valuation of our assets and contingencies.  We believe our estimates and assumptions to be reasonable under the circumstances.  However, actual results could differ from those estimates under different assumptions or conditions.

New Accounting Pronouncements

The registrant has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the registrant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our bylaws provide that the number of directors who shall constitute the whole board shall not be less than one.  The shareholders at any annual meeting may determine the number which shall constitute the board and the number so determined shall remain fixed until changed at a subsequent annual meeting.  The directors shall be elected at each annual meeting of the shareholders; however, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose.  All directors shall hold office until their respective successors are elected.

The officers and directors are as follows:

NAME	AGE	POSITIONS HELD	TERM OF OFFICE
Robert M. Copley, Jr.	49	Chief Executive Officer, President, Treasurer, Chairman of the Board	October 1, 2009 to present
Danielle Abrahams	39	Corporate Secretary, Director	March 9, 2007 to present
Robert M. Copley, Sr.	72	Director	March 9, 2007 to present

Richard Harmon	60	Director	March 9, 2007 to present
Steven Rickett	45	Director	March 9, 2007 to present

Officer and Director Information:

Robert M. Copley, Jr., assumed his position as our CEO, president, treasurer and chairman of our board of directors on October 1, 2009.  Prior thereto, and from 2008 through today he is the owner of Pathway Evolutions LLC, a Service provider in personal, corporate, VIP protective services, self defensive weapons and tactics training, investigation specializing in digital services, licensed bail agent in the State of Colorado and Constitutional standards research.  From 2007 through today he is also the owner of Pivotal Studios LL, a freelance 2D/3D character design, modeling and rigging for broadcast, web advertising, brand / product identity primarily used in live action or CG environments. From 1998 to 2007 he was the owner of Dark Millennia Studio, a freelance illustrator, children’s book illustration, graphic design, web design, gallery operations director. The business was sold in 2007, ending all personal involvement to date.  He will be devoting most of his time to this company.

Danielle Abrahams was appointed as our corporate secretary and a director on March 9, 2007.  In addition, Danielle Ficarra-Abrahams is the office manager/research assistant for Winchester Chiropractic and Wellness Center in Centennial, CO since 2007.  As a research assistant for Dr. Ted Winchester, she travels with him across the country teaching seminars on detoxification and nutrition.  From August of 2000 to December 2005, she was the practice manager for South Mesa Veterinary Hospital, Ft. Collins, CO.  Ms. Abrahams has a veterinary technician degree from Bel-Rea and a biology degree from Colorado State University.  She devotes only such time as necessary to our business, which is not expected to exceed ten hours per month.

Robert M. Copley, Sr., has been a director of the registrant since March 9, 2007.  Currently Mr. Copley is a bail bondsman writing under the trade name of Free Time Bail Bonds.  He has been a bail bondsman since February 2006. Since October of 2000 through today, Copley has been contracted to various bail bond establishments as a fugitive recovery agent.  Prior to 2000, he worked in the construction industry as a pipe fitter, pipe fitter foreman, and pipe fitter superintendent with a total of 37 years service out of Pipe Fitters Local Union No. 208.  Mr. Copley has been an established contractor in the heating, ventilating and air conditioning industry including a high security refrigeration mechanic at Los Alamos Labs in Los Alamos, New Mexico during 1988. Mr. Copley attended Colorado University, Pueblo Junior College, various trade seminars, and the Canadian Institute of Technology. He devotes only such time as necessary to our business.

Richard Harmon assumed his position as a director of the registrant on March 9, 2007.  In addition, he has been an account executive with Consumer Contact Company of Lakewood, Colorado, since September 2003.  This company is a full service promotional products agency.  Prior thereto, and from September 2002 to September 2003, Mr. Harmon was an account executive with Larry Shutt & Company, overseeing client accounts.  From January 1995 to September 2002, Mr. Harmon was self-employed, dba Rite-On Advertising Specialties.  Mr. Harmon obtained a bachelors degree in business administration from the University of Albuquerque, graduating in 1976.  He devotes only such time as necessary to our business.

Steven Rickett was appointed a director of the registrant on March 9, 2007, and has been involved in fugitive recovery for nineteen years. He became a full time fugitive recovery agent in March of 2005, and currently has contracts with fifteen bondsmen in the State of Colorado and with an immigration bonding company domiciled in Florida.  He has traveled to eight states to recover fugitives and has effectuated arrests in thirty-two other states. His investigative skills, as well as tactical training, are second to none in the industry. He currently oversees three, three-man crews in the fugitive recovery industry and is growing.  His oldest son, Nicholas, has been a member and leader of a team since 2009. He also possesses a surety agent’s license and writes bail bonds for the Company.

Executive Compensation

The following table set forth certain information as to the compensation paid to our executive officers for the years of 2011 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp	Nonqualified Deferred Comp Earnings
Robert M. Copley, Jr.	2012	$0	n/a	n/a	n/a	n/a	n/a
CEO, Treasurer	2011	$0	n/a	n/a	n/a	n/a	n/a

We do not have any standard arrangements by which directors are compensated for any services provided as a director.  No cash has been paid to the directors in their capacity as such.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Options

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since inception.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.  No individual agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by our officer or director or employees or consultants.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors.  In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert.  Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.  As such, the board of directors shall undertake these tasks for the foreseeable future.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons has been involved in any of the following events during the past ten years.

  - Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

   -  Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);

   - Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

   - Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Change-In-Control Arrangements

There are currently no employment agreements or other contracts or arrangements with our officers or directors.  There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of any of our directors, officers or consultants.  There are no arrangements for our directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There are currently 10,000,000 common shares issued and outstanding.  The following table sets forth the number and percentage of common shares owned by:

     (i) each person known to us to beneficially own more than 5% of its outstanding common stock,

    (ii) each director,

   (iii) each named executive officer and significant employee, and

    (iv) all officers and directors as a group.

Name and address	Securities Owned	Percentage Owned
Robert Copley, Jr.
525 Everett St. Lakewood, CO 80226	40,000	0.4%

Danielle Abrahams (1)
12031 Blackwell Way Parker, CO 80138	15,000	0.15%
Robert Copley, Sr.
PO Box 460 Byers, CO 80103	15,000	0.15%

Richard Harmon
115 Wright St. Golden, CO 80401	15,000	0.15%

Steven Rickett
2285 S. Coors St. Lakewood, CO 80228	15,000	0.15%

All Officers and Directors As a Group (Five People)	100,000	1%

Gabrielle Family Trust (2) PO Box 102922 Denver, CO 80250	3,500,000	35%

Abrahams Family Trust (3) PO Box 102922 Denver, CO 80250	3,500,000	35%
FE Gen Con Inc. (4) 534 S. Field St. Lakewood, CO 80226	1,000,000	10%
All 5% Owners as a Group (3 entities)	8,000,000	80%

(1)

Danielle Abrahams had sole voting power over the securities owned by her, and no control over the shares held by the Abrahams Family Trust.

(2)

Scott Gabriele is the trustee and has sole voting and dispositive power over the shares held by the Gabrielle Family Trust

(3)

Frank Ficarra is the trustee , has sole voting and dispositive power over the shares held by the Abrahams Family Trust , and the father of Danielle Abrahams, a director

(4)

Controlled by Edward Wisniewski, and a non-affiliate of the registrant

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert Copley, Sr. and Robert Copley, Jr. are father and son.  Danielle Abrahams is the daughter of Frank Ficarra, a 35% shareholder through the Abrahams Family Trust.

The registrant has established an agency agreement with International Fidelity Insurance Company, a general bonding agency through which the registrant may write bail bonds and earn revenues from bond premiums. The agreement is in the name of Frank B. Ficarra, Agency, a shareholder of the registrant. As compensation for the agency arrangement, the general agent is paid a fee of 1.8% of the face amount of any bond written by the registrant. This agreement terminated on February 28, 2013, due to International Fidelity Insurance Company withdrawing from the State of Colorado.

The registrant, at December 31, 2011 and 2012 owed Kenneth Clutter, a shareholder, $8,185 and $479 for non-interest bearing, due on demand working capital advances.

DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of the registrant's articles of incorporation and bylaws.

Authorized Capital

The total number shares that the registrant has the authority to issue is one hundred million (100,000,000), par value $0.001.

Common Stock

The common stock of the registrant has the following powers, rights, qualifications, limitations and restrictions:

    1.    The holders of the common stock shall be entitled to one vote for each share of common stock held by them of record at the time for determining the holders thereof entitled to vote.

    2.     After the registrant shall comply with the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be affixed in accordance with the provisions hereof, then but not otherwise, the holders of common stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors; and

    3.    In the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the registrant, the holders of the common stock shall be entitled to receive all of the remaining assets of the registrant, tangible and intangible, of whatever kind available for distribution to stock holders, ratably in proportion to the number of common shares held by each.

Transfer Agent

The registrant has retained the services of Island Stock Transfer, located at 15500 Roosevelt Blvd., Suite 301, Clearwater, FL 33760.  After completion of this offering, the registrant intends to continue retaining the services of Island Stock Transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 10,000,000 common shares outstanding, none of which may be freely traded without registration or an applicable exemption.

The additional common shares issued in the future but not registered with the Securities and Exchange Commission are restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

At the present time, re-sales or distributions of such shares are provided for by the provisions of Rule 144.  That rule is a so-called "safe harbor" rule that, if complied with, should eliminate any questions as to whether or not a person selling restricted shares has acted as an underwriter.

Rule 144(d) (1) states that if the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker.

A person who is not an affiliate of the registrant under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least six months is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions.  Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the six month holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time.  Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

    Item 5(a)

a)  Market Information.  Our common stock is not quoted on a market or securities exchange.  We cannot provide any assurance that an active market in our common stock will develop.  We intend to engage a broker or dealer to list our common shares on the OTCBB.

b)  Holders.  At April 26, 2013, there were 57 common shareholders of the registrant.

c)  Dividends.  Holders of the registrant's common stock are entitled to receive such dividends as may be declared by its board of directors.  No dividends on registrant's common stock have ever been paid, and the registrant does not anticipate that dividends will be paid on its common stock in the foreseeable future.

d)  Securities authorized for issuance under equity compensation plans.  No securities are authorized for issuance by the registrant under equity compensation plans.

Plan Category	Number of Securities Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders	n/a	n/a	n/a
Equity Compensation Plans Not Approved by Security Holders	n/a	n/a	n/a
Total	n/a	n/a	n/a

e)  Performance graph

Not applicable.

f)  Sale of unregistered securities.

On October 1, 2011, Lloyd Consulting was issued 250,000 common shares for services rendered.

On October 2, 2011, Rene Cook, Dicksie Copley, Roy Jones, Jr., Jenny Negron-Narvaez, Tabitha Shackleton, Carlotta Turner, Rueben Vargas, and Antoni Venables were each issued 10,000 common shares for services rendered, for a total of 80,000 shares issued.

On March 1, 2012, William Leslie IV was issued 10,000 common shares for services rendered.

    Item 5(b) Use of Proceeds.  As described herein

    Item 5(c) Purchases of Equity Securities by the issuer and affiliated purchasers.  None.

EXPERTS

The financial statements of the registrant as of December 31, 2011 appearing in this prospectus and in the registration statement have been audited by Ronald R. Chadwick, P.C., an independent registered public accounting firm and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.

LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by J.M. Walker & Associates, Attorneys At Law, Centennial, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Twentyfour/seven Ventures, Inc.

132 W. 11th Avenue

Denver, Colorado 80204

Telephone: (720) 266-6996

Our fiscal year ends on December 31st.  Upon completion of this offering, we will be a reporting company and file annual, quarterly and current reports with the SEC.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.

In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov .

TWENTYFOUR/SEVEN VENTURES, INC.

Consolidated Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED

    PUBLIC ACCOUNTING FIRM

   37

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets

   38

Consolidated statements of operations

   39

Consolidated statements of stockholders’ equity

   40

Consolidated statements of cash flows

   41

Notes to consolidated financial statements

   43

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Twentyfour/seven Ventures, Inc.

Denver, Colorado

I have audited the accompanying consolidated balance sheets of Twentyfour/seven Ventures, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Twentyfour/seven Ventures, Inc. as of December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Aurora, Colorado

      Ronald R. Chadwick, P.C.

April 4, 2013

      RONALD R. CHADWICK, P.C.

TWENTYFOUR/SEVEN VENTURES, INC.

CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2011	Dec. 31, 2012
ASSETS
Current assets
Cash	$ 2,641	$ 24,579
Accounts receivable	15,829	3,858
Customer deposits - held	8,450	23,100
Total current assets	26,920	51,537

Fixed assets	21,747	23,862
Accumulated depreciation	(18,061)	(20,670)
Restricted cash reserves	142,959	184,253
Other assets	650	650
	147,295	188,095
Total Assets	$ 174,215	$ 239,632

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	10,004	$ 10,379
Related party payables	8,185	479
Interest payable	6,833	10,477
Taxes payable	-	1,210
Customer deposits - owed	8,450	23,100
Notes payable - current portion	-	75,000
Total current liabilties	33,472	120,645
Notes payable	25,000	-
Total Liabilities	58,472	120,645

Stockholders' Equity
Common stock, $.001 par value;
100,000,000 shares authorized;
9,980,000 (2011) & 9,990,000 (2012)
shares issued & outstanding	9,980	9,990
Additional paid in capital	62,803	73,219
Retained earnings	42,960	35,778
Total Stockholders' Equity	115,743	118,987
Total Liabilities and Stockholders' Equity	$174,215	$ 239,632

The accompanying notes are an integral part of the consolidated financial statements.

TWENTYFOUR/SEVEN VENTURES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	Dec. 31, 2011	Dec. 31, 2012
Revenues	$ 256,454	$ 475,952
Cost of sales	152,721	306,076
Gross profit	103,733	169,876

Operating expenses:
Amortization & depreciation	3,035	2,609
General and administrative	93,429	169,595
	96,464	172,204

Gain (loss) from operations	7,269	(2,328)

Other income (expense):
Interest expense	(2,000)	(3,644)
	(2,000)	(3,644)

Income (loss) before
provision for income taxes	5,269	(5,972)

Provision for income tax	-	1,210

Net income (loss)	$ 5,269	$ (7,182)

Net income (loss) per share
(Basic and fully diluted)	$ 0.00	$ (0.00)

Weighted average number of
common shares outstanding	9,477,500	9,984,167

The accompanying notes are an integral part of the consolidated financial statements.

TWENTYFOUR/SEVEN VENTURES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock				Stock-
		Amount	Additional	Retained	holders'
	Shares	($.001 Par)	Paid in Capital	Earnings	Equity

Balances at December 31, 2010	9,310,000	$9,310	$53,423	$37,691	$100,424

Compensatory stock issuances	670,000	670	9,380		10,050

Net income (loss) for the year				5,269	5,269

Balances at December 31, 2011	9,980,000	$9,980	$62,803	$42,960	$115,743

Compensatory stock issuances	10,000	10	140		150

Debt relief - related party			10,276		10,276

Net income (loss) for the year				(7,182)	(7,182)

Balances at December 31, 2012	9,990,000	$9,990	$73,219	$35,778	$118,987

The accompanying notes are an integral part of the consolidated financial statements.

TWENTYFOUR/SEVEN VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	Dec. 31, 2011	Dec. 31, 2012
Cash Flows From Operating Activities:
Net income (loss)	$ 5,269	$ (7,182)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	3,035	2,609
Accounts receivable	3,042	11,971
Accounts payable	(79)	375
Interest payable	2,000	3,644
Taxes payable	-	1,210
Compensatory stock issuances	10,050	150
Net cash provided by (used for)
operating activities	23,317	12,777

Cash Flows From Investing Activities:
Fixed asset purchases	-	(2,115)
Restricted cash reserves	(37,268)	(41,294)
Net cash provided by (used for)
investing activities	(37,268)	(43,409)

(Continued on next page)

TWENTYFOUR/SEVEN VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued from previous page)

Cash Flows From Financing Activities:
Related party payables	-	2,570
Notes payable - borrowings	-	50,000
Net cash provided by (used for)
financing activities	-	52,570

Net Increase (Decrease) In Cash	(13,951)	21,938

Cash At The Beginning Of The Period	16,592	2,641

Cash At The End Of The Period	$ 2,641	$ 24,579

Schedule Of Non-Cash Investing And Financing Activities
In 2012 a shareholder contributed $10,726 in debt to the capital of the Company.

Supplemental Disclosure
Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

The accompanying notes are an integral part of the consolidated financial statements.

TWENTYFOUR/SEVEN VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2012

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Twentyfour/seven Ventures, Inc. (the “Company”) was incorporated in the State of Colorado on March 8, 2007. The Company is engaged in the bail bond business.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Twentyfour/seven Ventures, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2011 and 2012 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life, generally seven years for furniture and fixtures and five years for office equipment.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from bond premiums is recognized when the bond has been written and is in force, and the client has paid the premium or collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded advertising costs in 2011 and 2012 of $23,177 and $28,042.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheet, approximates fair value.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from writing bail bonds, and has no other separate lines of business. All premiums in 2011 and 2012 were earned domestically and written to external customers. No one customer accounted for over 10% of premiums.

NOTE 2. RELATED PARTY TRANSACTIONS

The Company has established an agency agreement with a general bonding agency through which the Company may write bail bonds and earn revenues from bond premiums. The agreement is in the name of a Company shareholder. As compensation for the agency arrangement, the general agent is paid a fee of 1.8% of the face amount of any bond written by the Company.

The Company at December 31, 2011 and 2012 owed shareholders $8,185 and $479 for non-interest bearing, due on demand working capital advances. A shareholder in 2012 contributed $10,276 in debt owed him to the capital of the Company.

NOTE 3. RESTRICTED RESERVES

The Company is required by regulation to place 1% of the face amount of any bond written into a cash reserve account, called a “buildup fund”, as a hedge against potential bond forfeitures. The cash deposited into the buildup fund on any given bond may be released to the Company upon bond release by a court, or after the passing of a statutory time frame, generally 36 months. The balance in the buildup fund at December 31, 2011 and 2012 was $137,390 and $178,015. In addition, from January 2011 forward the Company has been required to keep a separate bank account into which all funds due the general agent and buildup fund are deposited for subsequent distribution. The balance in this restricted cash account at December 31, 2011 and December 31, 2012 was $5,569 and $6,238. Combining the buildup fund and the restricted cash account, the Company’s total restricted cash reserves at December 31, 2011 and 2012 were $142,959, and $184,253.

NOTE 4. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to ASC 740.

Income taxes at Federal and state statutory rates are reconciled to the Company’s actual income taxes as follows:

       2011

              2012

Tax at federal statutory rate (15%)

$            790

$           (895)

State income tax (5%)

              264

             (299)

Book/tax permanent differences:

Meals & entertainment

              234

              706

Tax rate estimate

                  -

               (27)

Subtotal

           1,288

             (515)

Book/tax timing differences:

Cash vs accrual

           5,666

           2,491

Subtotal

           6,954

           1,976

Net operating loss carryforward

          (7,720)

             (766)

Valuation allowance

              766                      -

$                -

$         1,210

The Company has established a 100% valuation allowance against any deferred tax assets as the utilization of those assets cannot be reasonably assured. At the beginning of 2011 the Company had $38,603 in net operating loss carryforwards available for use. The Company used $34,772 of the carryforwards in 2011, leaving a remainder carryforward at end 2011 of $3,831 resulting in a deferred tax asset of approximately $766 which was offset by a 100% valuation allowance. The change in the valuation allowance in 2011 was $6,954. At the beginning of 2012 the Company had $3,831 in net operating loss carryforwards available for use. The Company used $3,831 of the carryforwards in 2012, leaving no remainder carryforward at end 2012 and no deferred tax asset. The change in the valuation allowance in 2012 was $766.

NOTE 5. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

    2011

   2012 _

Furniture & fixtures

$ 12,218

$ 12,218

Office equipment

     9,529

   11,644

   21,747

   23,862

Less accumulated depreciation

  (18,061)

  (20,670)

Total

$   3,686

$   3,192

Depreciation expense in 2011 and 2012 was $3,035 and $2,609.

NOTE 6. LEASES

The Company rents office space at $800 per month plus costs under a month to month lease. Rent expense in 2011 and 2012 was $9,734 and $9,600.

The Company leases office equipment under a lease expiring in June 2017 at $135 per month. Minimum future lease payments by year from December 31, 2012 forward under the lease are: 2013 $1,620, 2014 $1,620, 2015 $1,620, 2016 $1,620, 2017 $810, Total $7,290.

NOTE 7. NOTES PAYABLE

The Company at December 31, 2011 and 2012 had notes payable outstanding to shareholders of $25,000 and $75,000, unsecured, bearing interest at 8% per annum, with principal and interest due in full June 1, 2013. Accrued interest payable on the notes at each date was $6,833 and $10,477, and interest expense for 2011 and 2012 was $2,000 and $3,644.

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued of April 6, 2013 and determined that there are no reportable subsequent events.

1,900,000 Common Shares at $0.015 per Common Share

on behalf of Selling Shareholders

Prospectus

Twentyfour/seven Ventures, Inc.

April 26, 2013

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until April 30, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.

The registrant shall pay the expenses.

SEC Registration Fee	$ 3.89
Printing and Engraving Expenses	$ 1,500.00
Legal Fees and Expenses	$ 25,000.00
Accounting Fees and Expenses	$ 5,000.00
Miscellaneous	$ 800.00
TOTAL	$ 32,303.89

Item 14.  Indemnification of Directors and Officers

The corporation shall indemnify any officer or director or any former officer or director, to the full extent permitted by law.  We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and they had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the corporation or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.  Recent Sales of Unregistered Securities

There have been no recent sales of unregistered securities.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit          Description

  3.1          Articles of Incorporation and amendment.

  3.2          By-Laws.

   5            Consent and Opinion of Jody M. Walker, Attorney at Law regarding the legality of the securities being registered

  10          Agency Agreement between A Alpha Bail Bonds and Bankers Insurance

                   Group

  11           Statement of Computation of Per Share Earnings

                    This Computation appears in the Financial Statements.

  23           Consent of Certified Public Accountant

  99          Fee Distribution Outline

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Denver, Colorado on April 26, 2013.

Twentyfour/seven Ventures Inc.

By: /s/ Robert M. Copley, Jr.

            Robert M. Copley, Jr.

            Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:  /s/Robert M. Copley, Jr.                              Dated: April 26, 2013

           Robert M. Copley, Jr.

           Chief Executive Officer

           Chief Financial Officer/ Controller

           Chairman of the Board

By:  /s/Danielle Abrahams                                  Dated: April 26, 2013

           Danielle Abrahams

           Director

By:  /s/Robert M. Copley, Sr.                              Dated: April 26, 2013

           Robert M. Copley, Sr.

           Director

By:  /s/Richard Harmon                                       Dated: April 26, 2013

           Richard Harmon

           Director

By:  /s/Steven Rickett                                          Dated: April 26, 2013

           Steven Rickett

           Director